UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 21, 2023

CONCENTRIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39494	27-1605762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

39899 Balentine Drive, Newark, California	94560
(Address of principal executive offices)	(Zip Code)

(800) 747-0583
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CNXC	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

INTRODUCTORY NOTE
As previously disclosed, on March 29, 2023, Concentrix Corporation (“Concentrix” or the “Company”) announced the entrance into an agreement to combine with Webhelp, a leading provider of customer experience (CX) solutions with significant operations and client relationships in Europe, Latin America and Africa. Concentrix and OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of the Company (“Purchaser”), entered into a binding put option letter agreement (the “Put Option”) with certain stockholders of Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Webhelp Parent”) and the parent company of the Webhelp business. Pursuant to the Put Option, the Company and Purchaser have committed to acquire all of the issued and outstanding capital stock of Webhelp Parent from the holders thereof, subject to the terms and conditions of the Share Purchase and Contribution Agreement (the “SPA”) in the agreed form set forth as Schedule 3 to the Put Option. Subject to the terms and conditions of the Put Option and the SPA, including the satisfaction of certain closing conditions, the combination of the Concentrix and Webhelp businesses (the “Webhelp Combination”) is expected to be completed before the end of the year.
Item 1.01. Entry into a Material Definitive Agreement.
In connection with the Webhelp Combination, on April 21, 2023, Concentrix entered into an Amendment and Restatement Agreement (the “Amendment Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A. and Bank of America, N.A. to amend and restate Concentrix’ Credit Agreement dated as of October 16, 2020 (as so amended and restated, the “Restated Credit Agreement”).
The Restated Credit Agreement provides for the extension of a senior unsecured revolving credit facility not to exceed an aggregate principal amount of $1.0425 billion. The Restated Credit Agreement also provides for a senior unsecured term loan facility in an aggregate principal amount not to exceed approximately $2.1447 billion, of which $1.85 billion is outstanding and approximately $294.7 million of which is available to be drawn on a delayed draw basis (the “Delayed Draw Term Loans”), subject to customary conditions, concurrent with closing of the Webhelp Combination. Aggregate borrowing capacity under the Restated Credit Agreement may be increased by up to an additional $500 million by increasing the amount of the revolving credit facility or by incurring additional term loans, in each case subject to the satisfaction of certain conditions set forth in the Restated Credit Agreement, including the receipt of additional commitments for such increase.
The date on which the Delayed Draw Term Loans under the Restated Credit Agreement will be funded must be no later than five business days after the End Date (as defined in the SPA), which may be extended pursuant to the SPA. The lenders’ obligation to fund the Delayed Draw Term Loans on the closing date of the Webhelp Combination is subject to several customary conditions, including, among others, consummation of the Webhelp Combination. The proceeds of the Delayed Draw Term Loans on the closing date of the Webhelp Combination will be used to finance a portion of the Webhelp Combination and any related refinancing, together with the payment of related fees and expenses. The revolving credit facility is, subject to customary conditions, available for general corporate purposes and any other purpose not prohibited by the Restated Credit Agreement.
The maturity date of the Restated Credit Agreement remains December 27, 2026, subject, in the case of the revolving credit facility, to two one-year extensions upon Concentrix’ prior notice to the lenders and the agreement of the lenders to extend such maturity date. The outstanding principal amount of the term loan is payable in quarterly installments in an amount equal to 1.25% of the existing principal balance, plus any Delayed Draw Term Loans advanced on the closing date of the Webhelp Combination, commencing on December 31, 2024, with the outstanding principal amount of the term loans due in full on the maturity date.
Borrowings under the Restated Credit Agreement bear interest, in the case of SOFR rate loans, at a per annum rate equal to the applicable SOFR rate (but not less than 0.0%), plus an applicable margin, which ranges from 1.125% to 2.00%, based on the credit ratings of Concentrix’ senior unsecured non-credit enhanced long-term indebtedness for borrowed money plus a credit spread adjustment to the SOFR rate of 0.10%. Borrowings under the

Restated Credit Agreement that are base rate loans bear interest at a per annum rate (but not less than 1.0%) equal to (i) the greatest of (A) the Prime Rate (as defined in the Restated Credit Agreement) in effect on such day, (B) the NYFRB Rate (as defined in the Restated Credit Agreement) in effect on such day plus 1/2 of 1.0%, and (C) the adjusted one-month term SOFR rate plus 1.0% per annum, plus (ii) an applicable margin, which ranges from 0.125% to 1.00%, based on the credit ratings of Concentrix’ senior unsecured non-credit enhanced long-term indebtedness for borrowed money.
The Restated Credit Agreement contains certain loan covenants that are customary for credit facilities of this type and that restrict the ability of Concentrix and its subsidiaries to take certain actions, including the creation of liens, mergers or consolidations, changes to the nature of their business, and, solely with respect to subsidiaries of Concentrix, incurrence of indebtedness. In addition, the Restated Credit Agreement contains financial covenants that require Concentrix to maintain at the end of each fiscal quarter, (i) a consolidated leverage ratio (as defined in the Restated Credit Agreement) not to exceed 3.75 to 1.0 (or for certain periods following certain qualified acquisitions, 4.25 to 1.0) and (ii) a consolidated interest coverage ratio (as defined in the Restated Credit Agreement) equal to or greater than 3.00 to 1.0. The Restated Credit Agreement also contains various customary events of default, including payment defaults, defaults under certain other indebtedness, and a change of control of Concentrix. The administrative agent under the Restated Credit Agreement is JPMorgan Chase Bank, N.A.
As of the effective date of the Amendment Agreement, none of Concentrix’ subsidiaries guarantee the obligations under the Restated Credit Agreement.
The foregoing description of the Amendment Agreement and the Restated Credit Agreement is qualified in its entirety by reference to the full text of the Amendment Agreement and the Restated Credit Agreement attached as Annex A to the Amendment Agreement, copies of which are filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated in this Item 1.01 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 8.01. Other Events.
As previously disclosed, Concentrix entered into a commitment letter (as it may be amended from time to time, the “Bridge Commitment Letter”), under which JPMorgan Chase Bank, N.A. and certain other financing institutions joining thereto pursuant to the terms thereof committed to provide a 364-day bridge loan facility in an aggregate principal amount of $5.29 billion (the “Bridge Facility”) consisting of (i) a $1.85 billion tranche of term bridge loans (the “Term Loan Amendment Bridge Facility”), (ii) a $1.0 billion tranche of revolving commitments (the “Revolving Amendment Bridge Facility”) and (iii) a $2.44 billion tranche of term bridge loans (the “Term Loan Acquisition Bridge Facility”), each subject to the satisfaction of certain customary closing conditions including the consummation of the Webhelp Combination. On April 21, 2023, (i) the $1.85 billion commitment with respect to the Term Loan Amendment Bridge Facility and the $1.0 billion commitment with respect to the Revolving Amendment Bridge Revolving Facility were each reduced to zero, and (ii) the $2.44 billion commitment with respect to the Term Loan Acquisition Bridge Facility was reduced by approximately $294.7 million, in each case, in connection with Concentrix entering into the Restated Credit Agreement.

Additional Information and Where to Find It
In connection with the proposed transaction between the Company and Webhelp, the Company plans to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) and the Company’s website at www.concentrix.com.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. You may obtain information about the Company’s executive officers and directors in the Company’s definitive proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on February 9, 2023. To the extent holdings of such participants in the Company’s securities are not reported, or have changed since the amounts described in the proxy statement for the 2023 annual meeting of stockholders, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Concentrix’ website at www.concentrix.com.
Information for U.S. Persons holding Marnix Lux Shares
This proposed business combination is made for the securities of a non-U.S. company. The offer is subject to disclosure and procedural requirements in France and other non-U.S. jurisdictions that are different from those of the United States. The proposed transaction will be structured to comply with the securities laws and regulations in France, the United States and other applicable jurisdictions that are applicable to transactions of this type.
It may be difficult for U.S. holders of Marnix Lux shares to enforce their rights and any claims they may have arising under the federal securities laws of the United States, since Marnix Lux is incorporated in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.
Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements regarding the combination with Webhelp and the timing thereof, including the satisfaction of closing conditions and the timing thereof, the exercise of the Put Option and the execution of the SPA, and statements that include words such as believe, expect, may, will, provide, could and should and other similar expressions. These forward-looking statements are inherently uncertain and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things: risks related to the proposed transaction, including that the proposed transaction will not be consummated; the ability to satisfy the closing conditions to the proposed transaction in a timely manner, on acceptable terms or at all; conditions in the credit markets and the ability to obtain financing for the proposed transaction on a favorable basis, if at all; fluctuations in currency exchange rates and their impact on the U.S. dollar cost for Euro-denominated obligations; the ability to retain key employees and successfully integrate the Webhelp business; the Company’s ability to realize estimated cost savings, synergies or other anticipated benefits of the proposed transaction, or that such benefits may take longer to realize than expected; diversion of management’s attention; the potential impact of the announcement or consummation of the proposed acquisition on relationships with clients and other third parties; the unfavorable outcome of any legal proceedings that may be instituted against the Company, Webhelp Parent, the Sellers or the combined company; and other risks related to the Company’s and Webhelp’s businesses, including risks related to general economic conditions, cyberattacks on the Company’s or Webhelp’s networks and information technology systems, the loss of key personnel or the inability to attract and retain staff, increases in the cost of labor, the effects of communicable diseases, natural disasters, adverse weather conditions or public health crises, competitive conditions in the Company’s industry, higher than expected tax liabilities, the demand for CX solutions and technology, changes in law, and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2022 filed with the Securities and Exchange Commission and subsequent SEC filings. The Company does not undertake a duty to update forward-looking statements, which speak only as of the date on which they are made.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amendment and Restatement Agreement, dated as of April 21, 2023, by and among Concentrix Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., and Bank of America, N.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2023	CONCENTRIX CORPORATION

	By:	/s/ Jane C. Fogarty
Jane C. Fogarty Executive Vice President, Legal